Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-89801, No. 33-28490, No. 33-33693, No. 33-60787, No. 33-65656, No. 333-48247, No. 333-39811, No. 333-58833, No. 33-82205, No. 333-48750, No. 333-58026 and No. 333-105726 and 333-118351 on Form S-8 of our report dated April 14, 2005, relating to the consolidated financial statements of Williams-Sonoma, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Williams-Sonoma, Inc. for the fiscal year ended January 30, 2005.

/s/ Deloitte & Touche LLP

San Francisco, California

April 14, 2005